EXHIBIT 99.1

Edible Garden Receives Favorable Decision from Nasdaq Hearings Panel

Company Advances Farm-to-Formula® Strategy and Webster City Ready-to-Drink Manufacturing Buildout

BELVIDERE, NJ, July 28, 2026 — Edible Garden AG Incorporated (“Edible Garden” or the “Company”) (Nasdaq: EDBL, EDBLW), a leader in controlled environment agriculture (CEA), organic and sustainable produce, and developer of the Zero-Waste Inspired® mission and Farm-to-Formula® platform, today announced that the Nasdaq Hearings Panel has granted the Company's request for continued listing on The Nasdaq Stock Market, subject to the condition that the Company demonstrate compliance with Nasdaq Listing Rule 5550(a)(2), which requires a minimum closing bid price of at least $1.00 per share, on or before August 15, 2026.

As previously announced, the Company effected a 1-for-45 reverse stock split of its common stock, effective July 13, 2026. Since the reverse stock split became effective, the closing bid price of the Company's common stock has remained at or above $1.00 per share. Compliance with the Bid Price Rule remains subject to confirmation by the Nasdaq Listing Qualifications Staff.

“We’re pleased with the Panel’s decision,” said Jim Kras, Chief Executive Officer of Edible Garden. “It keeps our attention where it belongs — on building out the Webster City ready-to-drink facility, moving into higher-margin nutrition categories, and continuing to take cost out of the business. We expect to have more to report on each of these in the coming months.”

The Panel will maintain jurisdiction over the Company’s listing through November 23, 2026, and the decision is subject to additional conditions and continued Panel oversight during that period. Additional information regarding the Panel’s decision and its terms is available in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 28, 2026.

There can be no assurance that the Company will demonstrate or maintain compliance with the Bid Price Rule or remain in compliance with Nasdaq’s other continued listing standards.

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ABOUT EDIBLE GARDEN®

Edible Garden AG Incorporated is a leader in controlled environment agriculture (CEA), delivering organic, better-for-you, sustainable produce and products through its Zero-Waste Inspired® next-generation farming model. Available in over 6,000 retail locations across the United States, Caribbean, and South America, Edible Garden is at the forefront of the CEA and sustainability technology movement, distinguished by its advanced safety-in-farming protocols, sustainable packaging, patented GreenThumb software, and innovative Self-Watering in-store displays. The Company operates state-of-the-art, vertically integrated greenhouses and processing facilities, including Edible Garden Heartland in Grand Rapids, Michigan; Edible Garden Prairie Hills in Webster City, Iowa; and its headquarters at Edible Garden Belvidere in New Jersey. It also partners with a network of contract growers strategically located near major U.S. markets to ensure freshness and reduce environmental impact. The Company is also expanding its Prairie Hills facility in Webster City, Iowa, into a dedicated ready-to-drink (RTD) clean nutrition manufacturing hub, supporting its Farm-to-Formula® strategy and its transformation into higher-margin, shelf-stable nutrition categories.

Edible Garden’s proprietary GreenThumb 2.0 software—protected by U.S. Patents US 11,158,006 B1, US 11,410,249 B2, and US 11,830,088 B2—optimizes vertical and traditional greenhouse growing conditions while aiming to reduce food miles. Its patented Self-Watering display (U.S. Patent No. D1,010,365) is designed to extend plant shelf life and elevate in-store presentation. In addition to its core CEA operations, Edible Garden owns three patents in advanced aquaculture technologies: a closed-loop shrimp farming system (US 6,615,767 B1), a modular recirculating aquaculture setup with automated water treatment and feeding (US 10,163,199 B2), and a sensor-driven ammonia control method utilizing electrolytic chlorine generation (US 11,297,809 B1).

The Company has been recognized as a FoodTech 500 firm by Forward Fooding, is a multi-year participant in Walmart’s Project Gigaton and a Giga Guru designee and has received NRG’s Excellence in Energy Award for its commitment to measurable environmental performance and energy stewardship. Edible Garden also develops and markets a growing line of nutrition and specialty food products, including Vitamin Way® and Vitamin Whey®—plant and whey protein powders—and Kick. Sports Nutrition, a premium performance line for health-conscious athletes seeking cleaner, better-for-you options. The Company’s offerings further include fresh, sustainable condiments such as Pulp fermented gourmet and chili-based sauces, as well as Pickle Party, a collection of fermented fresh pickles and krauts.

Learn more at https://ediblegardenag.com

For Pulp products, visit https://www.pulpflavors.com.

For Vitamin Whey® products, visit https://vitaminwhey.com.

For Kick. Sports Nutrition products, visit https://kicksportsnutrition.net/

Watch the Company’s latest corporate video here.

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FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “believe,” “can,” “could,” “expect,” “may,” “plan,” “will” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. These statements include, without limitation, statements regarding the Company’s ability to demonstrate and maintain compliance with the Bid Price Rule and Nasdaq’s other continued listing standards, the development of the Company’s ready-to-drink manufacturing facility in Webster City, Iowa, and the Company’s Farm-to-Formula® strategy. Forward-looking statements are based on the Company’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including those described in the “Risk Factors” section and other sections of the Company’s reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date on which they are made, and the Company undertakes no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

Crescendo Communications, LLC

212-671-1020

EDBL@crescendo-ir.com

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